Exhibit 99.1

UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Non-GAAP Financial Measures

Information included within this filing include certain non-GAAP financial measures, as defined by SEC Regulation G. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with GAAP.

GAAP financial results are adjusted to exclude the expected impact of a non-cash impairment charge in the fourth quarter of 2020 related to the Company’s Brazos yard investment. The Company believes that these non-GAAP financial measures provide valuable information regarding its earnings and business trends by excluding specific items that it believes are not indicative of the ongoing operating results of its business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry. These non-GAAP financial measures are being provided as supplemental information to the Company’s GAAP financial measures, and the Company believes these measures provide investors with additional meaningful financial information regarding our operational performance.

Financial Performance*
Millions, Except Percentages	Operating	Operating
For the Three Months Ended December 31, 2020	Expenses	Ratio
Preliminary results (GAAP)	$3,136	61.0%
Factors affecting comparability:
Brazos yard impairment (other expense)	278	5.4	pts
Adjusted preliminary results (non-GAAP)	$2,858	55.6%

*    The above table reconciles our preliminary results for the three months ended December 31, 2020, to adjusted results that exclude the expected impact of certain items identified as affecting comparability. We use adjusted operating expenses and adjusted operating ratio, as applicable, among other measures, to evaluate our actual operating performance. Since these are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, operating expenses and operating ratio, as indicators of operating performance.